UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 14, 2007

ADVANCED MAGNETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-14732	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

125 CambridgePark Drive, 6th Floor
Cambridge, Massachusetts	02140
(Address of principal executive offices)	(Zip Code)

(617) 498-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2007, the Board of Directors (the “Board”) of Advanced Magnetics, Inc. (the “Company”) voted to increase the compensation payable to Mark Skaletsky as a result of his appointment as the Chairman of the Board. Mr. Skaletsky will be paid an annual retainer of $60,000, payable in four equal quarterly installments, and it is intended that he will be granted an option to purchase $200,000 in value of shares of the Company’s common stock pursuant to the Company’s current equity incentive plan. The actual number of shares underlying the option to be granted will be determined using a Black-Scholes option pricing model identical to that used by the Company for purposes of preparing its financial statements. Such option will be granted at the same time as the other members of the Board receive their annual grant of stock options.  The option will be granted with an exercise price equal to the fair market value of the Company’s common stock on the date the option is granted.

On May 14, 2007, the Board voted to adopt new severance and change of control arrangements for the following executive officers of the Company: Brian J.G. Pereira, President and Chief Executive Officer, David Arkowitz, Chief Financial Officer and Chief Business Officer, Joseph L. Farmer, General Counsel and Vice President of Legal Affairs, Louis Brenner, Senior Vice President, and Timothy G. Healey, Senior Vice President of Commercial Operations. The employment agreements entered into with each of those officers will be amended to reflect the changes set forth below.

Severance Due After Termination of Employment.

In the event that the Company terminates the employment of any such executive officer, other than for death, disability or cause (as such term will be defined in the applicable amendment to the employment agreement), or such executive officer resigns for good reason (as such term will be defined in the applicable amendment to the employment agreement), and (i) such executive officer has complied with all his obligations under all agreements with the Company, and (ii) such executive officer signs a general release of claims in a form acceptable to the Company, then the Company has agreed to pay severance to such executive officer in an amount equal to 12 months of base salary (24 months in the case of Dr. Pereira), paid in equal installments over the severance period in accordance with the Company’s usual payroll schedule. This paragraph shall not apply during the one year period following a change of control (as such term will be defined in the applicable amendment to the employment agreement).

Payments and Benefits upon a Change of Control.

Upon the closing of a transaction that constitutes a change of control of the Company, 50% of the unvested outstanding options and/or restricted stock units then held by such executive officers other than Dr. Pereira, who has other prior arrangements with the Company as to the vesting of his stock options and restricted stock units, shall become vested. In addition, in the event that within one year from the date a change of control of the Company occurs, the Company or its successor terminates the employment of any such executive officer other than for death, disability or cause, or such executive officer resigns for good reason, and such executive officer (i) has complied with all his obligations under all agreements with the Company, and (ii)

signs a general release of claims in a form acceptable to the Company, then the Company has agreed to provide such executive officer with the following benefits post-termination:

- 12 months of base salary (24 months in the case of Dr. Pereira), paid in equal installments over the severance period in accordance with the Company’s usual payroll schedule;

- one time (two times in the case of Dr. Pereira) the average bonus paid to such executive officer during the prior three years; provided that in no event will a year prior to the year ended December 31, 2007 be used in the calculation;

- continuation of health and dental benefits until the earlier of (a) 24 months post termination and (b) health and dental coverage being provided to such officer under another employer’s health and dental plan; and

- the acceleration of vesting of any unvested outstanding stock options and restricted stock units that were granted before such change of control.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws. Change in Fiscal Year.

On May 14, 2007, the Board voted to change the Company’s fiscal year end from September 30 to December 31.

On May 14, 2007, the Board voted to amend and restate the Amended and Restated Bylaws of the Company (the “Bylaws”) in order to effect the change to the Company’s fiscal year end as described above and to change the date of the Company’s Annual Meeting from the first Tuesday in February of each year to a date to be fixed by the Board of Directors of the Company.

The foregoing description of the amendments to the Company's Bylaws is not complete and is qualified in its entirety by reference to the copy of the Company’s Amended and Restated Bylaws attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On April 11, 2007 the Company announced positive results from two additional Phase III clinical trials of ferumoxytol as an intravenous (IV) iron replacement therapeutic. These results were presented as posters at the National Kidney Foundation’s Spring Clinical Meeting in Orlando, Florida. A copy of the Company’s press release is furnished herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

	The Company hereby files the following exhibit:

	3.1	Amended and Restated Bylaws.

	The Company hereby furnishes the following exhibit:

.	99.1	Press Release dated April 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVANCED MAGNETICS, INC.

By: /s/ Joseph L. Farmer
Joseph L. Farmer
General Counsel and Vice President of Legal Affairs

Date: May 16, 2007

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Bylaws.
99.1	Press release, dated April 11, 2007.